Exhibit 99.1
GENERAL CABLE ANNOUNCES SENIOR SECURED CREDIT FACILITY
MATURITY EXTENDED TO 2022
HIGHLAND HEIGHTS, KENTUCKY, May 25, 2017 - General Cable Corporation (NYSE: BGC) has amended its existing $700 million asset-based revolving credit facility (the “Senior Secured Credit Facility”) extending its maturity date to 2022. The Senior Secured Credit Facility provides the Company with the ability to increase the facility size in the future by up to $250 million. Indebtedness under the Senior Secured Credit Facility is guaranteed by certain of the Company’s U.S. subsidiaries and is secured by a first priority security interest in certain tangible and intangible property and assets of certain of the Company’s U.S. subsidiaries. Indebtedness under the Senior Secured Credit facility related to the Canadian Borrower and the European Borrowers is guaranteed by certain of the Company’s Canadian subsidiaries and European subsidiaries and is secured by a first priority security interest in certain tangible and intangible property and assets of certain of the Company’s Canadian subsidiaries and European subsidiaries. In order to support ongoing business requirements, portions of the Senior Secured Credit Facility will be available for the issuance of letters of credit.

Matti Masanovich, Senior Vice President and Chief Financial Officer, said, "This amendment ensures the Company’s financial flexibility to support our global operations and locks in an additional five years of liquidity, which better positions the Company to execute on our previously stated strategy."

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters. Forward looking statements include, among others, expressed expectations with regard to the following: “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity; our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; our ability to establish and maintain internal controls; the impact of unexpected future judgments or settlements of claims and litigation; the impact of foreign currency exchange rate fluctuations; the impact of future impairment charges; compliance with U.S. and foreign laws, including the Foreign Corrupt Practices Act; our ability to achieve the anticipated cost savings, efficiencies and other benefits related to our restructuring program and other strategic initiatives, including our plan to exit all of our Asia Pacific and African operations, and the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to, its annual report on Form 10-K filed with the SEC on February 24, 2017, and subsequent SEC filings. You are cautioned not to place undue reliance on these forward-looking statements. General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.

Contact:
Gavin Bell
Vice President, Investor Relations
(859) 572- 8684